Prospectus Supplement, filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, to Registration Statement on Form S-1
(File No. 333-10319)



Supplement, dated February 19, 1997, to Prospectus, dated January 14, 1997, of FiberCore, Inc.


     The following is inserted in place of the second sentence of the fifth paragraph of the cover of the Prospectus:

     The staff of The Nasdaq Stock Market has preliminarily denied the Company's application to list the Common Stock on the Nasdaq SmallCap Market. Accordingly, and because the current market price of the Company's Common Stock is below the minimum requirements for the Nasdaq SmallCap Market, the Company has withdrawn its application for Nasdaq listing. The Company's withdrawal is without prejudice to its ability to reapply for such listing in the future.